  EXHIBIT 6.5

ASSIGNMENT OF PURCHASE AND SALE AGREEMENT

Pacific 2700 Ygnacio Corporation, a Delaware corporation (“Seller”) and GK Development, Inc., an Illinois corporation (“Buyer”) are parties to a Purchase and Sale Agreement dated October 4, 2016, as amended (collectively, the “Agreement”) for the purchase and sale of certain property known as 2700 Ygnacio Valley Road, Walnut Creek, Contra Costa, California.

Effective the date hereof (the “Effective Date”), Buyer hereby assigns all of its right, title and interest in and to the Agreement to 2700 Ygnacio Partners, LLC, a Delaware limited liability company (“Assignee”). Effective on the Effective Date, Assignee hereby accepts such assignment and assumes each of the covenants, rights, and obligations accruing to Buyer under the Agreement and agrees to be bound by all of the terms and conditions of the Agreement, including but not limited to the release and indemnification set forth in Section 4.2 of the Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the 22nd day of December, 2016.

Buyer: GK DEVELOPMENT, INC., an Illinois corporation

By:	/s/ Garo Kholamian
Garo Kholamian, President

Assignee: 2700 YGNACIO PARTNERS, LLC, a Delaware limited liability company

By:	GK Development, Inc., an Illinois corporation, its Manager

By: /s/ Garo Kholamian
Garo Kholamian, President